EXHIBIT 99

                            BNH BANCSHARES, INC.

                            FOR IMMEDIATE RELEASE
                            April 23, 1996

                            NASDAQ SYMBOL - BNHB

                            CONTACT:
                            JOHN F. TRENTACOSTA
                            Executive Vice President &
                            Chief Financial Officer


              BNH BANCSHARES, INC. OBTAINS SHAREHOLDER APPROVAL
                          FOR REVERSE STOCK SPLIT

     BNH Bancshares, Inc. (the "Company" or "BNH"), a bank holding company and the parent company of The Bank of New Haven, obtained shareholder approval at today's Annual Meeting to effect a one-for-four reverse stock split with respect to BNH's common stock. As a result of the proposed stock split, each four shares of the Company's issued common stock will automatically convert into one share of the Company's common stock.

     The reverse split is anticipated to become effective at the close of business on May 1, 1996, and BNH's common stock is expected to begin trading on a basis reflecting the reverse split at the opening of business on May 2, 1996.

     F. Patrick McFadden, Jr., the Company's President and CEO, stated "We believe that the reverse split will result in a higher per share market price which should serve to qualify the stock for investment by a larger number of institutional investors, support margin trading and result in a broader trading market for the stock."

     Apart from the purchase of a relatively small number of resulting fractional shares at their market price, the reverse stock split will not affect the Company's capitalization or the relative percentage ownership of the outstanding common stock among shareholders.

     As of March 31, 1996, BNH had total assets of approximately $297 million. The Bank of New Haven has branch offices throughout the greater New Haven area, including its main office and corporate headquarters at 209 Church Street, New Haven, Connecticut.